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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Urologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Urologix, Inc.
14405 Twenty-First Avenue North
Minneapolis, Minnesota 55447

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 9, 2004

     Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Tuesday, November 9, 2004 at 10:30 a.m., local time, for the following purposes:

1.	To elect two directors to hold office for a term of three years or until their respective successors have been elected and shall qualify.

2.	To amend the Company’s Amended and Restated 1991 Stock Option Plan to increase the number of shares of common stock reserved and authorized for issuance thereunder by 1,000,000 shares.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The board of directors has fixed September 15, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

     The board of directors unanimously recommends shareholders vote FOR each of the nominees for election as a director and FOR the amendment to the Company’s Amended and Restated 1991 Stock Option Plan.

By Order of the Board of Directors,

Fred B. Parks, Chairman

Minneapolis, Minnesota
October 8, 2004

To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

Urologix, Inc.
14405 Twenty-First Avenue North
Minneapolis, Minnesota 55447

PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders to be held on November 9, 2004 or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to shareholders of the Company commenced on or about October 8, 2004.

Cost and Method of Solicitation

     This solicitation of proxies to be voted at the Annual Meeting of Shareholders is being made by the board of directors of the Company. The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

     The total number of shares outstanding and entitled to vote at the meeting as of September 15, 2004 consisted of 14,228,615 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 15, 2004 will be entitled to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

     If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each of the other proposals.

Quorum and Voting Requirements

     A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

     A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. Each other proposal presented at this Annual Meeting will be approved by the affirmative vote of the holders of a majority of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote.

     You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

     If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

     So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Chief Financial Officer of Urologix.

•	Submitting a properly signed proxy card with a later date.

•	Voting in person at the Annual Meeting.

     All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. The Company’s principal offices are located at 14405 21st Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (763) 475-1400.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
AND MANAGEMENT

     The following table includes information as of September 15, 2004, except as noted, concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold five percent or more of the common stock of the Company, (ii) each of the directors of the Company and nominees to the board of the Company, (iii) each of the Named Executive Officers of the Company and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

Name and Address of	Number of Shares	Percentage
of Beneficial Owner	Beneficially Owned (1)	Beneficially Owned
Fred B. Parks (2)(3)(4)	210,952	1.5%
Mitchell Dann (2)(5)	460,857	3.2%
Susan Bartlett Foote (2)	35,000	*
Bobby I. Griffin (2)	57,500	*
Guy C. Jackson (2)	10,000	*
Daniel J. Starks (2)	40,000	*
David A. Montecalvo (3)	102,546	*
Paul R. Johnson (3)	28,991	*
Kirsten Doerfert (3)(6) 2500 Princeton Court Minneapolis, MN 55416	3,869	*
Lance Wallin (3)(7) 964 East Shady Lane Wayzata, MN 55391	71,844	*
All current directors and executive officers as a group (9 persons)	981,414	6.7%

*	Indicates ownership of less than one percent.

(1)	Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of September 15, 2004: Mr. Parks, 160,952 shares; Mr. Dann, 30,000 shares; Ms. Bartlett Foote, 35,000 shares; Mr. Griffin, 45,000 shares; Mr. Jackson, 10,000 shares; Mr. Starks, 20,000 shares; Mr. Montecalvo, 100,781 shares; Mr. Johnson, 13,541 shares; Ms. Doerfert, 0 shares; Mr. Wallin, 56,093 shares and all current directors and executive officers as a group, 446,293 shares.

(2)	Director of the Company.

(3)	Named Executive Officer.

(4)	Includes 50,000 shares owned jointly with spouse.

(5)	Includes 10,358 shares owned by M. Dann & Co. Profit Sharing Trust and 21,518 shares owned by a trust for the benefit of family members.

(6)	Ms. Doerfert resigned as Vice President of Business Development and Strategic Planning effective July 30, 2004.

(7)	Includes 4,200 shares held as a trustee for Mr. Wallin’s children. Mr. Wallin resigned as Vice President of Global Marketing effective August 31, 2004.

PROPOSAL ONE

ELECTION OF DIRECTORS

     Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the board of directors and newly created directorships can be filled by vote of a majority of the directors then in office.

     The term of Mr. Griffin expires at this Annual Meeting of Shareholders. On December 15, 2003, the board of directors appointed Mr. Guy C. Jackson as a director to serve until this Annual Meeting. The terms of Mr. Dann and Ms. Foote expire at the Annual Meeting of Shareholders following fiscal year 2005. The terms of Messrs. Parks and Starks expire at the Annual Meeting of Shareholders following fiscal year 2006.

     Two directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2007 or until their respective successors are elected. The board of directors has nominated for election Messrs. Jackson and Griffin to serve until the Annual Meeting following fiscal year 2007.

     It is intended that proxies will be voted for the named nominees. The board of directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as the board of directors may propose.

     The names and biographical information concerning nominees and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominees and directors.

Nominees for Election to the Board of Directors

Terms Expiring at the Annual Meeting Following Fiscal 2007:

Bobby I. Griffin (67)	Mr. Griffin has served as a director of the Company since November 1998. From 1973 until his retirement in 1998, Mr. Griffin held various positions with Medtronic Inc., a medical device manufacturer. From 1986 to 1998 he served as Executive Vice President of Medtronic Inc. and from 1991 to 1998 Mr. Griffin served as President of the Medtronic Pacing Business. Mr. Griffin also serves as a director for several privately-held start-up medical device companies and on the advisory boards of two small venture capital groups.

Guy C. Jackson (62)	Mr. Jackson has been a director of the Company since December 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP, after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson is also a director of Cyberonics, Inc., Digi International Inc., and Life Time Fitness, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES

Directors Serving Continuing Terms

Terms Expiring at the Annual Meeting Following Fiscal 2005:

Mitchell Dann (44)	Mr. Dann is a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994 and from October 1998 to January 1999. He served as Chairman of the Board from March 1993 to May 2003. Mr. Dann is the founder and Principal of Sapient Capital Management, LLC, a healthcare venture capital firm. Previously, Mr. Dann was President of M. Dann & Co., Inc., a venture capital advisory firm.

Susan Bartlett Foote (58)	Ms. Foote has served as a director of the Company since March 1999. Since July 1999, she has been an Associate Professor and Division Head of the Division of Health Services Research and Policy, School of Public Health, University of Minnesota. Ms. Foote also serves on the board of directors for Banner Health Care, a non-profit hospital system, and is a board member of the Medical Technology Leadership Forum. From 1996 until 2001, Ms. Foote was the President of Public Policy Partners, a health care policy development and lobbying organization located in Washington, D.C., which she founded. From 1995 to 1996, Ms. Foote was Senior Vice President of APCO Associates, Inc., a public affairs firm, and a partner of the Washington office of the law firm of Dorsey & Whitney, LLP. Prior to that, Ms. Foote was a Senior Health Policy Analyst for the Office of United States Senator Dave Durenberger.

Terms Expiring at the Annual Meeting Following Fiscal 2006:

Daniel J. Starks (50)	Mr. Starks has served as a director of the Company since October 2002. Mr. Starks is the Chairman, President and Chief Executive Officer of St. Jude Medical and has served in this role since May 2004. From February 2001 to May 2004, Mr. Starks served as St. Jude Medical’s President and Chief Operating Officer. From April 1998 to February 2001, Mr. Starks served as President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Prior to this, Mr. Starks served as President of Daig Corporation and then as the Chief Executive Officer of the Daig Division of St. Jude Medical after its merger into St. Jude Medical in 1996. Mr. Starks has been a Director of St. Jude Medical since 1996.

Fred B. Parks (57)	Fred B. Parks joined the company in May 2003 as Chairman of the board of directors and Chief Executive Officer. Prior to joining Urologix, Mr. Parks was employed by Philips Medical Systems-Cleveland (formerly Marconi Medical) from 1999 to 2003. In 1998 and 1999, Mr. Parks served as President, COO and a board member for St. Jude Medical, a medical device company focusing on implantable cardiovascular products. From 1976 to 1997, Mr. Parks was employed by EG&G, Inc. (now PerkinElmer, Inc.), a diversified global technology corporation, where he served as President, COO and a board member. Parks holds a Ph.D. in Mechanical Engineering from the University of Missouri-Columbia, a M.S. in Mechanical Engineering from the University of Arizona and a B.S. in Mechanical Engineering from the University of Missouri-Rolla. Mr. Parks is a director of VIASYS Healthcare Inc.

CORPORATE GOVERNANCE

Board Attendance at Meetings

     During fiscal year 2004, the board of directors met four times. Each nominee who served as a director in fiscal year 2004 attended at least seventy-five percent of the meetings of the board of directors and board committees on which the director served, except that Mr. Griffin attended fifty percent of the meetings of the board of directors.

     The Company does not have a formal policy on attendance at meetings of the Company’s shareholders. However, the Company encourages all board members to attend shareholder meetings when held in conjunction with a meeting of the board of directors. The 2004 Annual Meeting of Shareholders will not be held in conjunction with a meeting of the board of directors. One director attended the 2003 Annual Meeting of Shareholders.

Board Independence

     The board undertook a review of director independence in July 2004. As part of that process, the board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, the Company’s executive officers and the Company’s auditors, and other matters bearing on the independence of directors. As a result of this review, the board affirmatively determined that all of the directors, except Mr. Parks, are independent according to the “independence” definition of the Nasdaq Marketplace Rules.

Description of Committees of the Board of Directors

     The board of directors has established a Compensation Committee, an Audit Committee and a Governance/Nominating Committee. The composition and function of these committees are set forth below.

     Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior management of the Company. Among its other duties, the Compensation Committee oversees the Company’s stock-based compensation plans and cash incentive plans for executive officers, recommends board compensation, and reviews and makes recommendations on succession plans for the Chief Executive Officer. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance. The current members of the Compensation Committee are Messrs. Griffin and Starks (Chair). During fiscal year 2004, the Compensation Committee met two times.

     The charter of the Compensation Committee requires that the Committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Marketplace Rules, a non-employee director under Securities and Exchange Commission rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Each member of the Company’s Compensation Committee meets these requirements.

     Governance/Nominating Committee. The Governance/Nominating Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of the Company, ensuring that the Company’s board and governance policies are appropriately structured, reviewing and recommending changes to the Company’s governance guidelines, and overseeing board and Committee evaluations. The current members of the Governance/Nominating Committee are Ms. Foote (Chair) and Mr. Dann. During fiscal year 2004, the Governance/Nominating Committee met one time.

     The charter of the Governance/Nominating Committee requires that this Committee consist of no fewer than two board members who satisfy the “independence” requirements of the Nasdaq Marketplace Rules. Each member of the Company’s Governance/Nominating Committee meets these requirements. A copy of the current charter of the Governance/Nominating Committee is available in the “Investor Relations” section of our website at http://www.urologix.com.

     Audit Committee. The Audit Committee assists the board by reviewing the integrity of the Company’s financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by the Company with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and related filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

     The Audit Committee operates under a written charter adopted by the board of directors. A copy of the current charter of the Audit Committee is available in the “Investor Relations” section of our website at http://www.urologix.com. The Company’s Audit Committee presently consists of Messrs. Jackson (Chair), Dann and Starks. During fiscal year 2004, the Audit Committee met seven times.

     The board of directors has determined that all members of the Audit Committee are “independent” directors under the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission. The Company’s board of directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the board of directors has determined that Mr. Jackson meets the Securities and Exchange Commission definition of an “audit committee financial expert.” A report of the Audit Committee is set forth below.

Director Nominations

     The Governance/Nominating Committee will consider candidates for board membership suggested by its members, other board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.13 of the Company’s Amended and Restated Bylaws as described in the section of this Proxy Statement entitled “Shareholder Proposals for Nominees.”

     Criteria for Nomination to the Board. The Governance/Nominating Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Committee has not adopted minimum qualifications that nominees must meet in order for the Committee to recommend them to the board of directors, as the Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of the Company and the board of directors. The Governance/Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in the Company’s Governance Guidelines, including:

•	Background, including high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the board’s ability to manage and direct the affairs and business of the Company;

•	Commitment, including the willingness to devote adequate time to the work of the board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the board, and the candidate’s qualification as independent and qualification to serve on board committees;

•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the board’s diversity; and

•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.

     The Committee also considers such other relevant factors, as it deems appropriate. The Governance/Nominating Committee will consider persons recommended by the shareholders in the same manner as other nominees.

     Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the board and, if the Governance/Nominating Committee deems appropriate, a third-party search firm. The Governance/Nominating Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Committee makes a recommendation to the full board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

     Board Nominees for the 2004 Annual Meeting. The Governance/Nominating Committee selected the nominees for this 2004 Annual Meeting in June 2004. Mr. Griffin was elected by the shareholders at the 2001 Annual Meeting. Mr. Jackson was appointed to the board of directors on December 15, 2003 and was recommended as a nominee by Mr. Parks. The Company has not engaged a third-party search firm to assist it in identifying potential director candidates, but the Governance/Nominating Committee may choose to do so in the future.

     Shareholder Proposals for Nominees. The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance/Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described in the Bylaws of the Company and under the caption “Shareholder Proposals for 2005 Annual Meeting” below.

Communications with Directors

     The board has designated a lead director, Susan Bartlett Foote, who chairs executive sessions of the board. Shareholders may communicate with the board as a group, the chair of any committee of the board of directors or any individual director by sending an e-mail to lead.director@urologix.com or by directing the communication in care of the lead director, at the address set forth on the front page of this Proxy Statement.

CODE OF ETHICS

     The Company has adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer and principal financial officer. This code of ethics is included in the Company’s Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is publicly available in the “Investor Relations” section of our website at http://www.urologix.com. To the extent permitted, the Company intends to disclose any amendments to, or waivers from, the code of ethics applicable to the Company’s chief executive officer and senior financial officers or with respect to the required elements of the code of ethics on our website at http://www.urologix.com, under the “Investor Relations” section.

INFORMATION REGARDING EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

Name	Age	Position
Fred B. Parks	57	Chief Executive Officer and Chairman

Todd E. Paulson	37	Vice President, Finance and Chief Financial Officer

David A. Montecalvo	39	Vice President, Product Development and Operations

Paul R. Johnson	50	Vice President, Sales and Marketing

     The following is a brief summary of the business experience of the Company’s executive officers. Mr. Parks’ business experience is listed above under “Directors Serving Continuing Terms.”

     Mr. Paulson was appointed Chief Financial Officer in December 2003, after previously serving as the Company’s Vice President of Finance and Controller since July 2003. Prior to that, Mr. Paulson had served as the Company’s Controller since joining the organization in March 2000. Prior to joining Urologix, Mr. Paulson was employed by Honeywell International from 1990 to 2000. Mr. Paulson held a wide variety of positions within the Honeywell finance organization, most recently serving as a Finance Manager within the Automation and Control Solutions Group from 1997 to 2000. Mr. Paulson holds a B.S. in accounting from the University of Minnesota.

     Mr. Montecalvo has served as Vice President, Product Development and Operations since February 2000. Prior to joining Urologix, Mr. Montecalvo was employed by Medtronic, Inc. in global supply chain and operations leadership positions of the Neurological Division from 1997–2000. From 1986 to 1997, Mr. Montecalvo was employed by LecTec Corporation, a medical device company and held positions of Vice President of Operations and Director of Corporate Science and Technology. He holds an MBA from the University of St. Thomas and a B.S. in biomedical engineering from Case Western Reserve University.

     Mr. Johnson has served as Vice President, Sales and Marketing since July 2004 after previously serving as the Company’s Vice President, Sales since joining the Company in September 2003. Prior to joining Urologix, he was most recently District Sales Manager for Toshiba America Medical Systems in Chicago. From December 2001 until February 2003, he held the position of Central Zone Director of MRI Sales for Philips Medical Systems, Inc. From April 1985 through 2001, Mr. Johnson held a variety of sales and sales management positions in Medical Imaging with Picker International/Marconi Medical Systems, Inc. He holds a B.A. in Biology from Central University of Iowa.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ending June 30, 2004, 2003 and 2002, the cash compensation paid by the Company, as well as certain other compensation paid in or accrued to those years, to Fred B. Parks, the Company’s Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 2004 (together with Mr. Parks, the “Named Executive Officers”) in all capacities in which they served:

Summary Compensation Table

						Long-Term
		Annual Compensation (1)				Compensation Awards
Name and	Fiscal				Other Annual	Restricted	Securities Underlying
Principal Position	Year	Salary	Bonus		Compensation	Stock Awards	Options (# Shares)
Fred B. Parks (2)	2004	$325,000	$262,500	(3)	$30,000	—	300,000
Chief Executive Officer	2003	29,032	—		2,500	—	225,000
and Chairman	2002	—	—		—	—	—
Lance H. Wallin (4)	2004	$165,000	$74,250		$—	—	22,500
Vice President,	2003	145,327	—		—	—	100,000
Global Marketing	2002	—	—		—	—	—
David A. Montecalvo	2004	$150,098	$76,500		$—	—	22,500
Vice President,	2003	148,174	—		—	—	30,000
Product Development	2002	137,592	16,511		—	—	30,000
and Operations
Paul R. Johnson (5)	2004	$124,308	$106,965		$4,500	—	50,000
Vice President, Sales	2003	—	—		—	—	—
	2002	—	—		—	—	—
Kirsten Doerfert (6)	2004	$150,358	$67,661		$—	—	15,000
Vice President,	2003	149,206	—		—	—	15,000
Business Development	2002	142,870	17,144		—	—	20,000
and Strategic Planning

(1)	None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer’s total annual salary and bonus for the fiscal year.

(2)	Began serving as Chief Executive Officer on May 27, 2003. Amounts shown for 2003 reflect compensation for the partial year. Amounts under “Other Annual Compensation” for 2003 and 2004 reflect a $1,000 per month expense allowance and $1,500 per month for service as Chairman of the Board.

(3)	Includes a bonus amount of $150,000 paid in January 2004 for services through December 31, 2003 and a bonus amount of $112,500 accrued for services through June 30, 2004. Effective July 1, 2004, Mr. Parks’ bonus will be based upon achievement of corporate goals established by the Compensation Committee with respect to each fiscal year of the Company.

(4)	Began serving as Vice President, Global Marketing on August 13, 2002. Amounts shown for 2003 reflect compensation for the partial year. Mr. Wallin resigned as Vice President, Global Marketing effective August 31, 2004.

(5)	Mr. Johnson began serving as the Vice President, Sales on September 18, 2003. Amounts shown for 2004 reflect compensation for the partial year and amounts under “Other Annual Compensation” reflect a $500 per month car allowance.

(6)	Ms. Doerfert resigned as Vice President of Business Development and Strategic Planning effective July 30, 2004.

Option Grants

     The following table contains information regarding the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 2004:

Option Grants in Fiscal Year 2004

Individual Grants
						Potential Realizable
		% of Total				Value at Assumed
		Options				Annual Rates of Stock
		Granted to		Market		Price Appreciation
	Options	Employees in Fiscal	Exercise Price	Price on Date	Expiration	For Option Term
Name	Granted	Year	Per Share	of Grant	Date	5%	10%
Fred B. Parks	300,000	41%	$4.47	$4.47	9/29/2013	$843,348	$2,137,209
Lance H. Wallin	22,500	3%	$3.35	$3.35	7/21/2013	$47,403	$120,128
David A. Montecalvo	22,500	3%	$3.35	$3.35	7/21/2013	$47,403	$120,128
Paul R. Johnson	50,000	7%	$5.60	$5.60	9/18/2013	$176,090	$446,248
Kirsten Doerfert	15,000	2%	$3.35	$3.35	7/21/2013	$31,602	$80,086

Option Exercises and Year-End Values

     The following table sets forth certain information regarding the exercise of options by the Named Executive Officer during the fiscal year ending June 30, 2004 and unexercised options held as of June 30, 2004:

Aggregated Option Exercises in Fiscal Year 2004 and
Option Values at Fiscal Year End
	Shares		Number of Securities		Value of Unexercised
	Acquired On	Value	Underlying Unexercised		In-the-Money-Options
	Exercise (#)	Realized (1)	Options at June 30, 2004		At June 30, 2004(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Fred B. Parks	—	—	60,955	464,045	$772,909	$5,368,091
Lance H. Wallin	—	—	45,833	76,667	$515,621	$881,179
David A. Montecalvo	—	—	86,457	53,543	$665,550	$514,683
Paul R. Johnson	—	—	—	50,000	—	$491,500
Kirsten Doerfert	94,428	$816,734	3,126	29,792	$39,638	$292,855

(1)	Represents the difference between the fair market value of the shares on the date of exercise and the exercise price, multiplied by the number of option shares exercised.

(2)	Represents only options that were “in-the-money” on June 30, 2004. The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 2004 and the exercise price of the options, multiplied by the number of options outstanding. Fair market value was determined based on a per share price of $15.43, which is the last sale price for the Company’s common stock on June 30, 2004, the last trading day in the Company’s fiscal year.

Compensation of Directors

     Under the current terms of the Company’s 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. Non-employee directors are paid $1,000 per board meeting and $500 per committee meeting. Until July 1, 2004, Mr. Parks received a fee of $1,500 per month for his services as Chairman. Each director is also reimbursed for expenses associated with attending board of directors meetings.

Employment and Change In Control Arrangements

Agreement with Fred B. Parks

     Mr. Parks began serving as the Chairman of the board as of May 21, 2003 and as Chief Executive Officer beginning May 27, 2003. On September 29, 2003, the Company and Mr. Parks entered into a letter agreement relating to his employment with the Company. This letter agreement was amended as of July 19, 2004.

     As Chief Executive Officer, Mr. Parks earned a base salary at a rate of $25,000 per month commencing from his start date of May 27, 2003 (pro-rated for partial periods) until December 31, 2003, which was deferred and paid in January 2004. Pursuant to provisions of the letter agreement, because Mr. Parks remained employed as Chief Executive Officer and Chairman as of December 31, 2003, he received an additional payment in January 2004 to make a total of $204,032 base salary for the period from May 27, 2003 through December 31, 2003. After December 31, 2003, Mr. Parks’ yearly base salary increased to $300,000. From May 2003 through the end of fiscal year 2004, Mr. Parks also received $1,500 per month for his services as Chairman. These fees were eliminated effective July 1, 2004. Effective July 1, 2004, Mr. Parks’ yearly base salary was set at $318,000. In addition, the Company pays Mr. Parks an expense allowance (for cellular telephone usage, travel and an automobile allowance) of $1,000 per month, payable at the end of each month.

     Under the letter agreement, Mr. Parks was entitled to a bonus of up to $150,000 in addition to the compensation described for the period ending December 31, 2003, with the amount of such bonus to be determined by the Compensation Committee in its discretion. The Compensation Committee approved a bonus to Mr. Parks of $150,000, which was paid in January 2004. For the period January 1, 2004 to June 30, 2004, the Compensation Committee approved a bonus of $112,500 for Mr. Parks’ services during that period, payable by October 31, 2004. After July 1, 2004, Mr. Parks will be entitled to a target bonus of 50% of his base salary, upon achievement of corporate goals established by the Compensation Committee with respect to each fiscal year of the Company.

     On May 27, 2003, Mr. Parks was granted a 10-year non-qualified stock option for the purchase of 225,000 shares of Urologix common stock at $2.75 per share, the closing price on May 27, 2003. This stock option vests at a rate of 56,268 shares on May 27, 2004 and thereafter at a rate of 4,687 shares per month on the 27th of each month, provided Mr. Parks remain as an employee, Chairman or consultant to Urologix on the applicable vesting date. On September 29, 2003, Mr. Parks was granted a 10-year incentive stock option for the purchase of 300,000 shares of Urologix common stock at $4.47 per share, the closing price on September 29, 2003. This option vests at the rate of 75,000 shares on September 29, 2004 and thereafter at a rate of 6,250 shares per month on the 29th day of each month, provided Mr. Parks remains an employee on the applicable vesting date. To the extent this September 29, 2003 option to Mr. Parks does not qualify as an incentive stock option, it will be deemed to be a non-qualified stock option.

     Either Mr. Parks or the Company may terminate the employment relationship at any time, with or without cause. The letter agreement provides that if Mr. Parks’ employment is terminated without cause and provided Mr. Parks enters into a general release of claims, the Company will be obligated to pay Mr. Parks his base salary and the employee share of premiums for health, dental and life insurance coverage for the earlier of twelve months or until he secures other employment.

     The letter agreement provides that if a Change of Control occurs and his employment is terminated without Cause or for Good Reason, all as defined in the letter agreement, the Company will pay Mr. Parks an amount equal to two times the sum of his base salary and bonus amount in effect as of such date in cash and within 60 days of the termination date of his employment. The Company will also be obligated to pay Mr. Parks’ share of premiums for health, dental and life insurance coverage for the earlier of twenty-four months or such shorter period as required by law. The payments pursuant to a change in control will be in lieu of and will offset any severance amounts to which Mr. Parks’ would otherwise be entitled.

Agreements with Other Executive Officers

     The Company has entered into letter agreements dated July 19, 2004 with each of Messrs. Paulson, Montecalvo and Johnson. These letter agreements describe the agreements between the Company and the executive officer regarding the executive officer’s severance and change in control arrangements, as described below.

     Severance. Under the letter agreement, if the executive officer is terminated without cause, as such term is defined in the agreements and in consideration of a general release of claims against Urologix, the Company will continue the executive’s base salary (excluding bonus) in accordance with the Company’s regular payroll practices for a period of six months or until such person has secured alternative employment, whichever occurs first. If the executive resigns or his employment is terminated by the Company for cause or his employment is terminated as a result of death or disability, the executive officer will receive all accrued but unpaid base salary amounts as of the date of termination of employment, but such executive officer will not receive any other severance amounts.

     Change In Control. The letter agreement provides that if a Change of Control occurs and the executive officer’s employment is terminated within 12 months without Cause or for Good Reason, all as defined in the letter agreement, the Company will pay the executive officer an amount equal to one times the sum of his base salary and bonus amount in effect as of such date in cash and within 60 days of the termination date of his employment. The Company will also be obligated to continue health, dental and life insurance coverage for the earlier of twelve months or such shorter period as required by law, but the executive officer shall pay the employee’s share of the premiums for such benefits.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the “Committee”) of the board of directors is responsible for administering the Company’s compensation program with respect to the Company’s executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either Act.

     Compensation Philosophy

     The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company’s annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

     In establishing compensation for executive officers, the Company examines a variety of factors, including salaries for executives holding comparable positions in similarly situated companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company’s performance and increase long-term shareholder value.

     There are three elements to the Company’s executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

     Base Salary

     Executive base salaries have been based upon past performance, experience, responsibility, salary levels for persons holding similar positions in similarly situated companies and other appropriate factors.

     Cash Bonuses

     Bonuses are awarded to executive officers upon achievement of specific goals established at the beginning of the fiscal year.

     Stock Options

     Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder’s interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company’s stock appreciates from the price on the date on which the stock options are granted. In this way, the Company’s executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company’s objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four-year period.

     Chief Executive Officer Compensation

     Mr. Parks began serving as the Chairman of the board as of May 21, 2003 and as Chief Executive Officer beginning May 27, 2003. On September 29, 2003, the Company and Mr. Parks entered into a letter agreement relating to his employment with the Company. This letter agreement was amended on July 19, 2004. See the section entitled “Employment and Change In Control Arrangements” for a description of the Company’s agreement with Mr. Parks, as amended, and a description of option grants to Mr. Parks. In determining the compensation of the Company’s Chief Executive Officer, the Compensation Committee uses the criteria outlined above applicable to all executive officers.

Submitted by the Compensation Committee of the Board of Directors

BOBBY I. GRIFFIN	DANIEL J. STARKS

AUDIT COMMITTEE REPORT

     This is a report of the Audit Committee of the Board of Directors of the Company for the year ended June 30, 2004. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

     The Audit Committee of the Board of Directors is currently comprised of Messrs. Jackson (Chair), Dann and Starks. In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP, the Company’s independent accountants. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

     KPMG LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with KPMG LLP.

     Based on the discussions with management and KPMG LLP, the Audit Committee’s review of the representations of management and the report of KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

GUY C. JACKSON	MITCHELL DANN	DANIEL J. STARKS

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND
RESTATED 1991 STOCK OPTION PLAN

General Information

     On August 1, 1991, the Company’s board of directors adopted the Urologix, Inc. 1991 Stock Plan (the “Stock Plan”). The purpose of the Stock Plan is to attract and retain executives and other key employees, directors and consultants, as well as to reward such persons who contribute to the achievement of the Company’s success, by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of stock options, stock appreciation rights (“SARs”), restricted stock and deferred stock awards.

Amendment to the Stock Plan

     On July 19, 2004, the Company’s board of directors adopted an amendment to the Stock Plan to increase the number of shares of common stock reserved for issuance under the Stock Plan by 1,000,000 shares from 3,450,910 shares to 4,450,910 shares. This amendment to the Stock Plan is being submitted to the Company’s shareholders for approval.

     As of September 15, 2004, there were outstanding options to purchase 1,557,065 shares under the Stock Plan and 1,777,495 shares had been purchased through exercise of options granted under the Stock Plan. No SARs, restricted stock awards or deferred stock awards have been made under the Plan. Therefore, of the 3,450,910 shares currently authorized, there remain just 116,350 shares available for award.

     The board of directors believes the Stock Plan is, and will continue to be, an important tool in attracting and retaining key personnel, especially given the highly competitive nature of its industry. The board of directors desires to increase the shares available for grants under the Stock Plan to facilitate future awards under the Stock Plan and to provide sufficient flexibility in designing compensation packages to retain and attract key personnel as the Company pursues its business objectives. Awards under the Stock Plan will also allow the board to provide current and future award recipients with incentives that directly align their interest with those of the Company’s shareholders.

Description of the Stock Plan

     The key features of the Stock Plan are summarized below:

     Eligibility. Officers, other key employees of the Company and any subsidiaries, members of the board of directors and consultants are eligible to be granted stock options, SARs, restricted stock or deferred stock under the Stock Plan. Currently, approximately 86 employees, 5 non-employee directors and 5 consultants are eligible to participate in the Stock Plan. The board of directors, or the Committee, selects optionees and participants and determines the number of shares, the price, the term and the vesting provisions for each award.

     Stock Options. The Stock Plan permits the granting of two types of options: (i) Incentive Stock Options that are intended to qualify under Section 422 of the Internal Revenue Code, and (ii) Non-Qualified Stock Options. No Incentive Stock Option may be granted under the Stock Plan after August 1, 2011. The option price of an Incentive Stock Option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant, and the exercise price of a Non-Qualified Option may not be less than 85% of the fair market value on the date of grant. If an employee owns more than 10% of the combined voting power of the Company’s outstanding voting stock, the option price of an Incentive Stock Option shall be no less than 110% of the fair market value on the date of grant.

     The term of each option is established by the Committee, but shall not exceed 10 years (five years in the event of an optionee who owns more than 10% of the combined voting power of the Company’s outstanding voting stock). Each option will become exercisable at such time and on such conditions as determined by the Committee. Currently, each member of the board of directors who is not an employee of the Company at the date of the annual shareholder meeting automatically receives a non-qualified option to purchase 10,000 shares at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company.

     Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right given to a person in conjunction with a stock option. The SAR enables the option holder to elect to receive the difference between the option exercise price and the market price of the stock in cash or stock, or a combination of both. The option holder surrenders the option to the Company and receives the “gain” in cash or stock.

     Restricted Stock. The board of directors (or the Committee) may issue shares of restricted stock to participants in the Stock Plan that are conditioned upon the achievement of specified performance goals. The recipient of an award of restricted stock has no rights with respect to the stock unless and until the recipient has achieved those goals.

     Deferred Stock. Similar to restricted stock, deferred stock awards may be issued under the Stock Plan which are conditioned upon the attainment of specified performance goals. The provisions of deferred stock awards and restricted stock awards need not be the same with respect to each recipient.

     Plan Benefits to Non-Employee Directors. Currently, the Stock Plan provides for annual grants to the Company’s non-employee directors of non-qualified options to purchase 10,000 shares of the Company’s common stock. The following table sets forth the information with respect to options that will be granted under the Stock Plan to those non-employee directors serving as a member of the Board of Directors of the Company immediately following this Annual Meeting, assuming each of the nominees for director is elected at this Annual Meeting:

Name	Number of Shares
Mitchell Dann	10,000
Susan Bartlett Foote	10,000
Bobby I. Griffin	10,000
Guy C. Jackson	10,000
Daniel J. Starks	10,000

All Non-Employee Directors, as a Group	50,000

     The Stock Plan allows for awards to the Company’s officers, directors, employees, and consultants. However, other than as described above, the amount of any other award is not determinable at this time and will be made in the discretion of the Board or the Committee.

Federal Income Tax Consequences

     An optionee will not realize taxable income upon either the granting or exercise of an Incentive Stock Option. However, upon exercise of the Incentive Stock Option, the amount by which the fair market value of any shares exercised exceeds the option price is an item of tax preference for purposes of the alternative minimum tax. Upon the sale of such stock, the optionee generally will recognize capital gain or loss if the stock has been held for at least two years from the date of the option grant or at least one year after the stock was purchased. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

     An optionee also will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. When an optionee exercises a Non-Qualified Stock Option, he or she realizes taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. Upon the disposal of stock acquired pursuant to a Non-Qualified Option, the optionee’s basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

     The grant of restricted stock and deferred stock will not result in immediate income for the participant or a deduction for the Company for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a “substantial risk of forfeiture,” as intended by the Company. If the shares are transferable or there are no such restrictions or deferral periods, the participant will generally realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation income when any such restriction or deferral period lapses. The amount of such income will be the value of the common stock on that date, less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under Section 83(b) of the Internal Revenue Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

Registration with SEC

     The Company has filed Registration Statements covering the offering of the shares under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 1,000,000 additional shares available for issuance under the Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL TWO

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s equity compensation plans in effect as of June 30, 2004:

			Number of shares of
			common stock remaining
	Number of shares of		available for future
	common stock to be issued	Weighted-average	issuance under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in the first column)
Equity compensation plans approved by stockholders:	1,430,041	$6.16	277,499
Equity compensation plans not approved by stockholders:	225,000	$2.75	None
Total	1,655,041	$5.70	277,499

     The information provided with respect to equity compensation plans approved by security holders listed above relates to the Company’s Amended and Restated 1991 Stock Option Plan (the “Stock Plan”). The 277,499 shares of common stock remaining available for issuance under the Stock Plan as of June 30, 2004 does not reflect the issuance or cancellation of options after June 30, 2004 or the approval by shareholders of Proposal Two: Approval of an Amendment to the Company’s Amended And Restated 1991 Stock Option Plan. The Stock Plan is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act of 1933. For additional information regarding the Stock Plan, please see Proposal Two: Approval of an Amendment to the Company’s Amended And Restated 1991 Stock Option Plan.

     The information provided with respect to equity compensation plans not approved by security holders listed above relates to a 225,000 share option granted to Fred B. Parks, the Company’s Chairman and Chief Executive Officer. The option was granted to Mr. Parks in connection with his original employment agreement dated May 21, 2003. The option is a non-qualified option exercisable at a price of $2.75. The 225,000 share grant began vesting over the period commencing on May 27, 2003 and ending on May 27, 2007, with 56,268 shares vesting on May 27, 2004, and 1/36th of the remaining 168,732 shares vesting on the 27th of each of the 36 months following May 27, 2004. For additional information regarding this stock option grant and the terms of Mr. Parks’ employment, please see the section of this Proxy Statement entitled Executive Compensation and Other Information – Employment And Change In Control Arrangements – Agreement With Fred B. Parks.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the common stock of the Company from June 30, 1999 to June 30, 2004, with the cumulative total return of companies included in (1) the Nasdaq Stock Market and (2) the Nasdaq Medical Equipment Index. The graph assumes an investment of $100 on June 30, 1999 and reinvestment of dividends. The Company did not pay any dividends during any period presented.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UROLOGIX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ MEDICAL EQUIPMENT INDEX

*	$100 invested on 6/30/99 in stock or index- including reinvestment of dividends.

	Cumulative Total Return in Fiscal Years Ending June 30,
	1999	2000	2001	2002	2003	2004
UROLOGIX, INC.	100.00	164.58	741.69	518.09	107.34	625.03
NASDAQ STOCK MARKET (U.S.)	100.00	192.65	68.58	58.24	56.04	76.42
NASDAQ MEDICAL EQUIPMENT	100.00	162.54	166.47	136.07	147.92	206.33

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own 10% or more of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, the Company’s directors, officers and owners of 10% or more of the Company’s common stock timely filed all required Section 16(a) reports during the fiscal year ended June 30, 2004.

INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP, independent certified public accountants, served as independent accountants of the Company for the fiscal year ended June 30, 2004. The Company’s Audit Committee has selected KPMG LLP to serve as the Company’s auditors for the year ended June 30, 2005.

     Representatives of KPMG LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions.

Fees of Independent Public Accountants

     The following is an explanation of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended June 30, 2004 and June 30, 2003, which totaled $98,500 and $89,000, respectively.

Audit Fees

     The aggregate fees billed to the Company for professional services related to the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended June 30, 2004 and June 30, 2003 totaled $88,500 and $72,000, respectively.

Audit-Related Fees

     There were no fees billed to the Company for professional services for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements and were not reported above under “Audit Fees” for either of the fiscal years ended June 30, 2004 or June 30, 2003.

Tax Fees

     The aggregate fees billed to the Company by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of state and federal tax returns, for the fiscal years ended June 30, 2004 and June 30, 2003 totaled $10,000 and $9,500, respectively.

All Other Fees

     The aggregate fees billed to the Company by KPMG LLP for professional services or products not previously disclosed, including the audit of the Company’s 401(K) plan, totaled $7,500 for the fiscal year ended June 30, 2003. There were no additional fees billed to the Company by KPMG LLP for professional services or products rendered for the fiscal year ended June 30, 2004.

Audit Committee Pre-Approval Procedures

     The Company has adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

     All of the services described above for fiscal year 2004 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2005 Annual Meeting of Shareholders is expected to be held on or about November 8, 2005, and proxy materials in connection with that meeting are expected to be mailed on or about October 3, 2005. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 6, 2005.

     Pursuant to the Company’s Bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, in a timely manner. To be timely under the Company’s Bylaws, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Director Nominations” and in the Company’s Bylaws. In addition, if the Company receives notice of a shareholder proposal less than 45 days before the date on which the Company first mailed its materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board of directors for the Company’s 2005 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

     An Annual Report of the Company setting forth the Company’s activities and containing financial statements of the Company for the fiscal year ended June 30, 2004 accompanies this Notice of Annual Meeting and proxy solicitation material.

GENERAL

     Shareholders may receive, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Chief Financial Officer, or by calling the Company at (763) 475-1400.

By the Order of the Board of Directors,

Fred B. Parks, Chairman

UROLOGIX, INC.

ANNUAL MEETING OF SHAREHOLDERS

November 9, 2004
10:30 AM

Radisson Hotel and
Conference Center

Urologix, Inc.
14405 Twenty-First Avenue North Minneapolis, Minnesota 55447	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Fred B. Parks or Todd E. Paulson, or either of them, as attorneys and proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned at the Annual Meeting of Shareholders to be held at 10:30 a.m., local time, on November 9, 2004, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Urologix, Inc. held of record by the undersigned at the close of business on September 15, 2004 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

Please mark this proxy as indicated on the reverse side to vote on any item.

(Continued, and to be completed and signed, on the reverse side.)

Please return promptly in the enclosed envelope which requires no postage if mailed within the United States.

ò     Please detach here     ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1.	Election of directors:	01 Bobby I. Griffin 02 Guy C. Jackson	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of amendment to the Company’s Amended and Restated 1991 Stock Option Plan.	☐	For	☐	Against	☐	Abstain

3.	To act upon such other matters as may properly be presented at the meeting or any adjournment(s) or postponement(s) thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	I plan to attend the meeting.	☐

Date , 2004

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.